Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
CONTACTS:
Kim C. Drapkin, Chief Financial Officer, EPIX
(781) 761-7602
Jennifer Beugelmans, Pure Communications
(646) 596-7473
EPIX Pharmaceuticals Announces First Quarter 2009 Financial Results
Company Successfully Consummates Exchange Offer of $96.8 Million of Debt for Cash and Equity
Company Engages Investment Banks to Assist in Exploring Strategic Alternatives
Company Provides Update on NASDAQ Listing Status
LEXINGTON, Mass — May 11, 2009— EPIX Pharmaceuticals, Inc. (NASDAQ:EPIX) a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform today reported financial results for the first quarter ended March 31, 2009.
In April 2009, the company successfully monetized the U.S., Canadian and Australian rights for MS-325 (formerly marketed as Vasovist®, gadofosveset trisodium by Bayer Schering Pharma). The net proceeds from the sale were used to fund the company’s exchange offer for its $100 million aggregate principal amount of 3.00% Convertible Senior Notes due 2024, which was consummated on May 7, 2009. Pursuant to the exchange offer, EPIX retired an aggregate of $96,839,000, or approximately 97%, of its Convertible Senior Notes in exchange for approximately $17.4 million, approximately 32.8 million shares of common stock and approximately 97,000 contingent value rights representing potential future payments upon certain events. The remaining $3,161,000 of Notes that were not tendered in the exchange offer will remain outstanding pursuant to the terms of the Indenture governing the Notes as amended.
“We remain highly focused on improving the financial health of EPIX and believe that the successful completion of our exchange offer where nearly 97% of our $100 million aggregate principal amount of Convertible Senior Notes was tendered has meaningfully strengthened our long-term financial position,” said Kim Drapkin, chief financial officer. “In addition to this effort, together with our financial consultants, we are exploring a variety of strategic alternatives to allow EPIX to continue its operations beyond August 2009.”
Company Announces Plan to Pursue Strategic Alternatives
The company also announced that it has engaged J.P. Morgan to assist the Board of Directors in its evaluation of strategic alternatives for the company’s business and Canaccord Adams to assist the Board of Directors in exploring financing and capital structure alternatives.

The Board intends to consider a full range of strategic alternatives, including a recapitalization, a sale or disposition of one or more corporate assets, a potential merger and/or a strategic business combination. The company does not anticipate making another announcement regarding this matter unless its Board has approved a definitive transaction. While the Board has retained J.P. Morgan and Canaccord Adams to assist EPIX in this process, there is no assurance that this process will result in any specific transactions or outcomes.
Update on NASDAQ Listing Status
On May 7, 2009, the company transferred the listing of its common stock from the NASDAQ Global Market to the NASDAQ Capital Market on a conditional basis, pending the company evidencing by May 11, 2009 either a market value of its common stock of more than $35 million for a period of 10 consecutive trading days or compliance with one of the alternative listing criteria, including a shareholders’ equity of at least $2.5 million. The company was not able to meet any of these criteria by May 11, 2009, and, therefore the company expects its common stock will be delisted on or about May 13, 2009. Once the company’s common stock is delisted, the company intends for its common stock to be eligible for trading on the Over-the-Counter Bulletin Board, an electronic quotation service maintained by the Financial Industry Regulatory Authority. Once the company’s common stock is delisted from NASDAQ, the holders of the remaining $3.2 million aggregate principal amount of the Notes that did not tender their Notes in the Exchange Offer could request redemption of their Notes at face value, plus accrued and unpaid interest.
Financial Results
As of March 31, 2009, EPIX had cash and cash equivalents of $14.7 million compared with $24.6 million on December 31, 2008. Based on its current operating plan, EPIX continues to believe that its cash and cash equivalents will be sufficient to fund the company’s operations through August 2009 provided that the remaining $3.2 million of Notes are not redeemed. To sustain operations beyond August 2009, the company will need to raise substantial capital and is considering a number of strategies to improve its financial position and extend its cash resources.
Net loss for the first quarter ended March 31, 2009 was $9.7 million, or $0.23 per share, compared with $13.7 million, or $0.33 per share, for the first quarter ended March 31, 2008.
Total revenues for the quarter ended March 31, 2009 were $3.7 million compared with $2.4 million for the first quarter of 2008. Revenue during the first quarter of 2009 primarily reflected the reimbursed costs and milestones earned in association with the company’s GlaxoSmithKline (GSK) and Cystic Fibrosis Foundation Therapeutics (CFFT) collaborations.
EPIX significantly reduced its research and development expenses for the first quarter ended March 31, 2009 compared with the same period of 2008. For the first quarter of 2009, research and development expenses totaled $7.5 million compared with $12.7 million in the first quarter of 2008.

The decrease in research and development expense for the three-month period ended March 31, 2009 was primarily due to a combination of decreased clinical trial costs associated with the discontinuation of PRX-00023, previously being developed for depression, the decrease in costs associated with the company’s October 2008 and March 2009 reductions in force and its narrowed clinical and preclinical development focus.
General and administrative expense was $3.1 million for the first quarter of 2009 compared with $3.0 million for the first quarter of 2008. The slight increase in general and administrative expense primarily resulted from increased legal costs.
The company incurred a $1.8 million restructuring charge during the first quarter of 2009, which includes $0.5 million for severance and related benefits as well as a $1.3 million non-cash asset impairment charge for leasehold improvements that are no longer in use due to the March 2009 reduction in force.
Approximately 41.9 million shares of common stock were outstanding at March 31, 2009. Following the completion of the exchange offer on May 7, 2009, EPIX has approximately 74.8 million shares were outstanding.
“Although our focus remains on sustaining our operations beyond August 2009, we are also continuing to pursue our clinical and commercial goals,” said Elkan Gamzu, Ph.D., president and chief executive officer of EPIX. “As a result, during the first quarter of 2009, our Phase 2b clinical trials for PRX-03140 for patients with Alzheimer’s disease continued to progress, and based upon enrollment trends, data is expected in 2010. We also achieved a significant milestone for our CFFT collaboration when we completed the in silico high throughput screening at four distinct sites in the delta F508 mutational form of CFTR for small molecules that may correct the defects in the mutation’s cellular processing and chloride channel gating.”
Recent Corporate Development Highlights
•	In May 2009, EPIX announced the consummation of an exchange offer of approximately 97% of its 3.00% Convertible Senior Notes due 2024 for a combination of cash, shares of common stock and contingent value rights. As a result, the company now has approximately $3.2 million of convertible debt outstanding.

•	In April 2009, EPIX sold the U.S. (including Puerto Rico), Canadian and Australian rights for MS-325 (formerly marketed as Vasovist, gadofosveset trisodium, by Bayer Schering Pharma) its novel blood pool magnetic resonance angiography (MRA) agent, for aggregate gross cash proceeds of $28.0 million. The company utilized the net proceeds of $17.5 million from this sale to fund the cash portion of the exchange offer for its Convertible Senior Notes.

•	In March 2009, EPIX gave two poster presentations during the Medicinal Chemistry session of the 237th American Chemical Society National Meeting and Exposition: “Discovery of Piperidine-4 Carboxamides as Potent Chemokine Receptor CCR2b Antagonists. Part I: Structure-Based Design and Structure-Activity Relationship Studies” and “Discovery of

Piperidine-4 Carboxamides as Potent Chemokine Receptor CCR2b Antagonists. Part II: Reduction of hERG Ion Channel Affinity and CYP’s Liability.” The data presented stems from EPIX’s wholly-owned preclinical program, EPX-102216, a highly selective, oral CCR2 antagonist with an excellent safety profile in animals that is being further developed for the treatment of pain.

•	In March 2009, EPIX announced that it was granted U.S. Patent No. 7,488,736 by the United States Patent and Trademark Office entitled, “Thienopyridinone Compounds and Methods of Treatment.” The granted claims of this patent are directed to the highly selective 5-HT4 small molecule agonist, PRX-03140, and to compositions that include PRX-03140 as one of the active ingredients. EPIX also has pending patent applications relating to compositions and methods using PRX-03140.

•	In March 2009, EPIX successfully completed in silico high throughput screening at four distinct sites in the delta F508 mutational form of CFTR for small molecules that may correct the defects in the mutation’s cellular processing and chloride channel gating. As a result of this achievement, EPIX received a $500,000 milestone payment from CFFT.
About EPIX
EPIX Pharmaceuticals is a biopharmaceutical company focused on discovering and developing novel therapeutics through the use of its proprietary and highly efficient in silico drug discovery platform. The company has a pipeline of internally-discovered drug candidates currently in clinical development (see www.trialforAD.com) to treat diseases of the central nervous system and lung conditions. EPIX also has collaborations with leading organizations, including GlaxoSmithKline, Amgen and Cystic Fibrosis Foundation Therapeutics.
This news release contains express or implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations of management. These statements relate to, among other things, our expectations and assumptions concerning management’s forecast of financial performance and available cash resources, regulatory, clinical and business strategies, the progress of our clinical development program, the initiation of a process to explore strategic alternatives and management’s plans, objectives and strategies. These statements are neither promises nor guarantees, but are subject to a variety of risks and uncertainties, many of which are beyond our control, and which could cause actual results to differ materially from those contemplated in these forward-looking statements. In particular, the risks and uncertainties include, among other things: failure to obtain sufficient funds to continue our operations beyond August 2009; our ability to successfully consummate a strategic transaction; risks that our common stock will be delisted from the NASDAQ Capital Market and that our remaining convertible debt becomes due; risks that product candidates may fail in the clinic or may not be successfully marketed or manufactured; risks relating to our ability to advance the development of product candidates currently in the pipeline or in clinical trials; our inability to further identify, develop and achieve commercial success for new products and technologies; competing products may be more successful; our inability to interest potential partners in our technologies and products; our inability to achieve commercial success for our products and technologies; our inability to successfully in-license products and/or technologies; our inability to successfully defend against litigation, including any appeal or re-filing of the shareholder class action lawsuit; our inability to protect our intellectual property and the cost of enforcing or defending our intellectual property rights; our failure to comply with regulations relating to our products and product candidates, including FDA requirements; failure to obtain the financial resources to complete development of product candidates; the risk that the FDA may interpret the results of our studies differently than we have; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully secure regulatory approval of and market our drug candidates; and risks of new, changing and competitive technologies and regulations in the U.S. and internationally. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to update or revise the information contained in this press release, whether as a result of new information, future events or circumstances or otherwise. For additional information regarding these and other risks that we face, see the disclosure contained in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2009	2008

Revenues	$3,649	$2,408

Operating expenses:
Research and development	7,525	12,691
General and administrative	3,102	3,038
Royalties	80	39
Restructuring	1,797	—

Total operating expenses	12,504	15,768

Operating loss	(8,855)	(13,360)
Other income (expense), net	(887)	(374)

Net loss	$(9,742)	$(13,734)

Net loss per share (basic and diluted)	$(0.23)	$(0.33)

Weighted average number of shares outstanding, basic and diluted	41,928	41,354

EPIX PHARMACEUTICALS, INC.
CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION
(in thousands)
(unaudited)

	March 31,	December 31,
	2009	2008

Cash and cash equivalents	$14,734	$24,597
Total assets	29,401	41,069
Convertible debt	100,000	100,000
Total liabilities	133,004	135,161
Stockholders’ deficit	(103,603)	(94,091)